Exhibit 10.18

ASSIGNMENT, ASSUMPTION AND NOTE CONVERSION AGREEMENT

THIS ASSIGNMENT, ASSUMPTION AND NOTE CONVERSION AGREEMENT (the “Agreement”) effective as of January 25, 2023 (the “Effective Date”) is among Longevity Biomedical, Inc., a Delaware corporation (the “Company”), FutureTech Partners LLC, a Delaware limited liability company (“Partners”), and FutureTech Capital LLC, a Delaware limited liability company (“Capital”).

RECITALS:

WHEREAS, the Company has received prior to the Effective Date and expects to continue to receive prior to the Conversion Date (as defined below) financing from Partners and/or Capital in the form of loans evidenced by non-interest-bearing promissory notes payable by the Company (such promissory notes as are outstanding as of the Effective Date and as may hereafter be outstanding as of the Conversion Date (as defined below) are referred to herein individually as a “Note” and collectively as the “Notes”);

WHEREAS, Partners desires to assign all of its rights under the Notes to Capital, and Capital desires to assume all of Partner’s rights under each of the Notes;

WHEREAS, following such assignment and assumption, and in connection with the transactions contemplated by that certain Agreement and Plan of Merger among Denali SPAC Holdco, Inc., Denali Capital Acquisition Corp., Denali SPAC Merger Sub, Inc., the Company, Longevity Merger Sub, Inc., and Bradford A. Zakes, as Seller Representative (the “Merger Agreement”), Capital desires all of the then-outstanding Notes be converted into, and thereafter represent, shares of Company Common Stock (as defined in the Merger Agreement).

NOW, THEREFORE, in consideration of the premises and the mutual promises, representations, warranties and covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT:

1.	Assignment and Assumption of Notes.

(a)            Partners hereby confirms that, as of the Effective Date, (i) the Notes described on Exhibit A to this Agreement are all of the outstanding Notes, (ii) the aggregate principal amount of the outstanding Notes is $2,450,000.00, (iii) there is no accrued and unpaid interest due on the Notes, and (iv) Partners is the sole owner of each of the Notes, free and clear of any liens, claims or other encumbrances. At least five (5) Business Days prior to the Conversion Date1 (as defined below), Partners will deliver an updated Exhibit A to the Company to reflect all outstanding Notes as of the date thereof.

(b)            Concurrently with the execution and delivery of this Agreement, Partners shall execute and deliver to Capital an allonge substantially in the form as attached as Exhibit B hereto (an “Allonge”) for each Note outstanding as of the date of such notice, together with each executed original Note in Partners’ possession. Upon delivery of the Allonges and original Notes to Capital, Capital shall be the holder of the Notes and shall assume the obligations of Partners, if any, under the Notes from and after the date of such assignments.

2.              Conversion of Notes. Each of the Company, Partners, and Capital hereby agrees as follows:

(a)            Notwithstanding anything to the contrary in the Notes, upon written notice from the Company, but in any event at or prior to the Longevity Merger Effective Time as defined in the Merger Agreement (the “Conversion Date”), the aggregate outstanding principal amount of the Notes shall be automatically converted into shares of Company Common Stock calculated as follows: (i) in exchange for the first $2.0 million of principal amount of Notes outstanding as of the Conversion Date, that number of shares of Company Common Stock equal to 11% of the total number of shares of Company Common Stock to be outstanding immediately prior to the Longevity Merger Effective Time (the “Company Outstanding Shares”), plus (ii) in exchange for each additional $1.28 million of principal amount of Notes outstanding as of the Conversion Date, that number of shares of Company Common Stock equal to an additional 1% of Company Outstanding Shares (collectively, the “Conversion Shares”). An example of the calculation of the number of Conversion Shares to be received upon conversion of the Notes and the determination of the resulting percentage ownership of Company Common Stock is attached hereto as Exhibit C. By virtue of such conversion and upon issuance of the Conversion Shares, the Notes shall be fully paid and satisfied, each of the Notes shall be cancelled, surrendered, released, extinguished, and of no further force and effect, and the Company shall have no further obligation to repay the Notes. The surrender, cancellation, release and extinguishment of the Notes is effective whether or not each such Note is delivered to and cancelled by the Company. Partners and Capital waive any right to repayment pursuant to the Notes following the Conversion Date or any other payment in connection with the Note, including without limitation in connection with any Event of Default thereunder, and further waive and release the Company from any and all claims Partner or Capital may have against the Company related to the Notes. Partners and Capital agree that all of their respective rights, title and interest arising under any of the Notes, or any written or oral agreements related to the Notes, and all of the Company’s obligations thereunder, are, effective as of the Conversion Date, canceled, terminated, released, extinguished, satisfied, discharged and of no further force or effect, with respect to the Company and any of the Company’s predecessors, affiliates, directors, officers, employees and any other parties related to the Company. The Conversion Shares shall be full and final consideration for the Notes. Each Note is hereby amended to the extent necessary to allow for such conversion as contemplated by this Agreement.

(b)            If the original Notes are not returned to the Company together with the executed Allonges, Partners and Capital represent and agree that (i) none of the Notes have been endorsed, pledged, sold, delivered, transferred, assigned, conveyed, hypothecated or otherwise negotiated, in whole or in part, by Partners or Capital, as applicable, to any other party, (ii) if Partners or Capital, as applicable, recovers the original of any of the Notes, such original Notes shall be void and Partners or Capital, as applicable, will promptly return such original Note to the Company without any consideration or payment whatsoever, and (iii) each of Partners and Capital agree to indemnify and hold harmless the Company, and its successors, assigns, subsidiaries and affiliates and each of their respective officers, managers, directors, partners, employees, representatives and legal counsel from any and all losses, liabilities, damages, claims, costs, and expenses of any nature whatsoever, including, without limitation, reasonable attorneys’ fees, arising from or related to any claims made by third parties with respect to the loss, theft or misplacement of the original Notes or any claims made by any purported holder or transferee of any of the original Notes.

(c)            In connection with the delivery of the Conversion Notes to Capital, Capital hereby represents to the Company that: (i) Capital is acquiring the Conversion Shares solely for its own account, for investment purposes, and not with a view to, or for resale in connection with, any distribution of the Conversion Shares in contravention of the Securities Act of 1933, as amended (the “Securities Act”); (ii) the Conversion Shares were not offered to Capital by means of any form of general or public solicitation or general advertising; (iii) as of the Effective Date, Capital is, and as of the Conversion Date, Capital will be an “accredited investor” (as defined in Rule 501 of Regulation D under the Securities Act); and (iv) Capital will execute such lock-up and support agreements in connection with the transactions contemplated by the Merger Agreement in the form as agreed by the Company, Denali Holdco Acquisition Corp. and Denali SPAC Holdco, Inc. pursuant thereto.

(d)            Partners and Capital each hereby agree that during the period beginning on the Effective Date until the earlier of (x) the Conversion Date or (y) the date the Merger Agreement is validly terminated by a party thereto in accordance with the terms thereof, it will not exercise any of its rights in an Event of Default under clause (D) of the Notes as a result of lack of payment on the applicable Maturity Date (as defined in the Notes) and no other payment in satisfaction of the outstanding Notes may be demanded except for the Conversion Shares; provided that, if the Company fails to perform or observe any term, covenant or provision contained in this Agreement, then Capital may (i) declare the entire then-outstanding principal balance of each outstanding Note to be due and payable, without presentment, demand, protest or further notice of any kind, and (ii) declare against the Company a penalty of 0.1% of any default amount for each day of default until the full payment of the outstanding principal balance of each outstanding Note, without presentment, demand, protest or further notice of any kind.

3.              Representations. Each party represents and warrants to the other parties that: (a) each party has the full power and authority to enter into and perform under this Agreement; (b) this Agreement, when executed and delivered on behalf of each party and assuming the due authorization, execution and delivery of this Agreement by the other parties, will constitute the valid and binding obligation of such party, enforceable against such party in accordance with the terms hereof, except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and applicable equitable principles (whether considered in a proceeding at law or in equity); and (c) all consents, approvals, authorizations, or filings with any governmental authority required in connection with the valid execution and delivery of this Agreement or the consummation of the transactions contemplated hereby shall have been obtained.

4.              Miscellaneous Provisions. This Agreement shall be valid and enforceable to the fullest extent permitted by law and any invalid, illegal or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid, illegal or unenforceable term or provision. The rights and obligations conferred hereunder cannot be assigned or delegated by any party without the prior written consent of each of the other parties, and any purported assignment shall be void. This Agreement may be executed in multiple counterparts (including by electronic means), each such counterpart being deemed an original copy thereof. This Agreement constitutes the entire and final expression of the agreement among the parties pertaining to the subject matter hereof, and supersedes all prior related communications or agreements, whether oral, written, or electronically transmitted, among the parties. This Agreement may not be modified or amended without the written consent of each of the parties. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware, without regard to its conflict or choice of law principles.

[SIGNATURES ON FOLLOWING PAGE]

The parties have caused this Agreement to be executed and delivered by their duly authorized representatives, effective as of the Effective Date.

THE COMPANY:

LONGEVITY BIOMEDICAL, INC.

By:	/s/ Bradford A. Zakes
Name:	Bradford A. Zakes
Title:	President & CEO

PARTNERS:

FUTURETECH PARTNERS LLC

By:	/s/ Yuquan Wang
Name: Yuquan Wang
Title: Manager

CAPITAL:

FUTURETECH CAPITAL LLC

By:	/s/ Yuquan Wang
Name: Yuquan Wang
Title: President

[Signature page to Assignment, Assumption and Note Conversion Agreement]

EXHIBIT A

Notes Outstanding as of Effective Date

•	Promissory Note dated December 1, 2021 in the principal amount of $150,000;

•	Promissory Note dated January 14, 2022 in the principal amount of $150,000;

•	Promissory Note dated April 1, 2022 in the principal amount of $350,000;

•	Promissory Note dated June 13, 2022 in the principal amount of $300,000;

•	Promissory Note dated July 18, 2022 in the principal amount of $400,000;

•	Promissory Note dated August 30, 2022 in the principal amount of $300,000;

•	Promissory Note dated September 29, 2022 in the principal amount of $200,000;

•	Promissory Note dated October 31, 2022 in the principal amount of $150,000;

•	Promissory Note dated November 14, 2022 in the principal amount of $150,000;

•	Promissory Note dated December 2, 2022 in the principal amount of $150,000; and

•	Promissory Note dated January 10, 2023 in the principal amount of $150,000.

[Exhibit A]

List of Exhibits and Schedules Omitted from the ASSIGNMENT, ASSUMPTION AND NOTE CONVERSION Agreement

Pursuant to Regulation S-K, Item 601(a)(5), the Exhibits or Schedules to the Assignment, Assumption and Note Conversion Agreement referenced above, as listed below, have not been filed. The Registrant agrees to furnish supplementally a copy of any omitted Exhibit or Schedule to the Securities and Exchange Commission (the “Commission”) upon request.

Exhibits:

Exhibit B:	Form of Allonge
Exhibit C:	Conversion Calculation Example